Exhibit 3.1

THE BANK OF NEW YORK MELLON CORPORATION

BY-LAWS

(As Amended and Restated as of July 10, 2007)

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ARTICLE THREE

Committees of the Board of Directors

Section 7. ~~CORPORATE RESPONSIBILITY~~CORPORATE SOCIAL RESPONSIBILITY COMMITTEE. Subject to the provisions of Article Five, the Board of Directors shall appoint from among its members, a ~~Corporate Responsibility~~Corporate Social Responsibility Committee, which, so far as may be permitted by law and except as specifically limited by the Board of Directors pursuant to Section 1 of this Article Three, shall have all the powers and responsibilities and shall perform the functions specified in the Charter of the ~~Corporate Responsibility~~Corporate Social Responsibility Committee, as approved by the Board of Directors, and in any supplemental statement that the Board of Directors may adopt with regards to the functions of the ~~Corporate Responsibility~~Corporate Social Responsibility Committee.

ARTICLE FOUR

Officers

Section 2. CHAIRMAN. Subject to the provisions of Article Five, the Board of Directors shall appoint one of its members to be Chairman. During the period beginning at the Effective Time and ending on the Succession Date (as such terms are defined in Article Five), the Chairman shall be designated “Executive Chairman”, shall be an officer of the Corporation, ~~and the Chief Compliance Officer of the Corporation~~ and the Chief Auditor (for administrative purposes only) shall report to the Executive Chairman. . . .

ARTICLE FIVE

Certain Governance Matters

Section 5. COMPOSITION OF COMMITTEES. During the Specified Period, the Human Resources and Compensation Committee shall be comprised of at least five members with a number of Continuing Mellon Directors that is greater by one than the number of Continuing BNY Directors on the Committee, and a Continuing Mellon Director shall be the chair of each such Committee. During the Specified Period, each of the Executive Committee, Audit and Examining Committee, Corporate Governance and Nominating Committee and Risk Committee shall be comprised of at least five members with a number of Continuing BNY Directors that is greater by one than the number of Continuing Mellon Directors on the Committee and a Continuing BNY Director shall be the chair of each such Committee. During the Specified Period, the Corporate Social Responsibility Committee shall be comprised of at least four members, of whom two shall be Continuing BNY Directors and two shall be Continuing Mellon Directors.